Exhibit 10.1
EXIDE TECHNOLOGIES
2009 STOCK INCENTIVE PLAN
_______________________________

Non-Employee Director Restricted Stock Units Award Agreement

______________________________

Award No. _______

You are hereby awarded Restricted Stock Units subject to the terms and conditions set forth in this Non-Employee Director Restricted Stock Units Award Agreement (“Award Agreement”) and in the Exide Technologies 2009 Stock Incentive Plan (the “Plan”), which is attached.  You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award, including your tax alternatives and their consequences.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement.  In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors of Exide Technologies (the “Board”), or, to the extent delegated by the Board, the Compensation Committee of the Board (the “Compensation Committee”) pursuant to Sections 9 and 14 of the Plan, and that such determinations, interpretations or other actions are final, conclusive and binding upon all parties, including you, your heirs, and representatives.  Capitalized terms not defined in this Award Agreement are defined in the Plan.

1. Specific Terms.  Your Restricted Stock Units have the following terms:

Name of Participant:
Number of Units Subject to Award Agreement:
Award Date:	September 15, 2010
Vesting:
Your Restricted Stock Units under this Award Agreement shall vest and become nonforfeitable on the date on which you complete one year of service as a Director after the Award Date or the date on which the 2011 annual meeting of the shareholders of the Company is held, if earlier, so long as your Continuous Service with the Company does not end prior to such date, subject in each case to acceleration as provided in the Plan and in Sections 4 and 5 of this Award Agreement.

Lifetime Transfer:	Not permitted in accordance with Section 12 of the Plan.

2. Dividends.  You will not be entitled to any dividends that may be declared on the shares of Common Stock underlying the Restricted Stock Units or any payment in lieu thereof under this Award Agreement prior to the date on which the Restricted Stock Units become vested.  During the period from the date the Restricted Stock Units become vested to the Payment Date (as hereinafter defined), if the Company pays dividends, the Company shall accrue the dividends associated with the shares of Common Stock underlying the Restricted Stock Units, either in cash or in additional shares of Common Stock, as determined by the Board.  Any such dividends shall be paid pursuant to Section 3.

3. Settlement.  As soon as practicable, but not later than 15 days after the Payment Date, the Company shall release to you one share of Common Stock for each nonforfeitable Restricted Stock Unit.  The Payment Date shall be the date of your “separation from service” from the Company as such term is defined for purposes of Section 409A(a)(2)(A)(i) of the Code.  Any Restricted Stock Units that remain unvested on the date of your separation from service shall be forfeited.

4. Occurrence of a Change in Corporate Control.  Notwithstanding anything herein to the contrary, if these Restricted Stock Units are assumed or substituted by a successor corporation (or a parent or subsidiary of a successor corporation) in a Change in Control, and you incur a separation from service in connection with the Change in Control, then these Restricted Stock Units shall become fully vested and shall be released in accordance with Section 3.

5. Death or Disability.  In the event you incur a separation from service due to death or Disability (as defined for purposes of Section 409A(a)(2)(A)(ii) of the Code), then your right to these Restricted Stock Units shall become fully vested and shall be released in accordance with Section 3.

6. Transfer.  Neither this Award Agreement nor the rights created hereunder may be sold, pledged, or otherwise transferred without the prior written consent of the Board or, to the extent the Board has delegated authority, the Compensation Committee.

7. Designation of Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in the Restricted Stock Units awarded hereby.  You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit A (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

8. Tax Withholding.  You agree, by accepting the Restricted Stock Units awarded under this Award Agreement, to pay to the Company (or otherwise provide for) the amount of any Federal, state, local or foreign income taxes or other taxes incurred by reason of the vesting or release of any Restricted Stock Units or Shares covered by this Award Agreement that the Company or any Affiliate may be required to withhold with respect thereto.  On the Payment Date, such withheld taxes, if any, shall be satisfied by the reduction of the number of Shares to be released, with any fractional Shares that would otherwise be delivered being rounded up to the next whole Share; provided, however, that you may elect to pay or provide for such withheld taxes (i) in cash, (ii) by delivery or attesting to ownership of Shares owned by you for at least 6 months prior to the Payment Date or (ii) any combination of such methods.  For purposes hereof, Shares will be valued at Market Value per Share.  The obligations under this Section 8 are in addition to any obligations under the Plan.

9. Adjustments. The Restricted Stock Units awarded hereby may be adjusted or terminated in any manner as contemplated by the Plan or this Award Agreement.  Moreover, in the event of a Change in Control, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Award Agreement such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code, if applicable.

10. Nature of Grant.  You acknowledge and agree that, in addition to the restrictions in Section 24 of the Plan, (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the Restricted Stock Units are not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) you shall not be entitled to compensation for any loss of any right or benefit under the Restricted Stock Units whether by way of damages for breach of contract or otherwise; and (g) the future value of the underlying shares is unknown and cannot be predicted with certainty.

11. Notices.  Any notice, payment or communication required or permitted to be given by any provision of this Award Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company, at the address set forth on the signature page, to the attention of: Board of Directors of Exide Technologies; (ii) if to you, at the address set forth below your signature on the signature page.  Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.  Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

12. Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13. Modifications.  This Award Agreement may be modified or amended at any time by the Compensation Committee, provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Award Agreement, unless there is an express Plan provision permitting the Compensation Committee to act unilaterally to make the modification.

14. Headings.  Headings shall be ignored in interpreting this Award Agreement.

15. Severability.  Every provision of this Award Agreement and the Plan is intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

16. Governing Law.  This Award Agreement shall be interpreted, administered and otherwise subject to the laws of the State of Delaware (disregarding any choice-of-law provisions).

17. Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Award Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to you.  This Award Agreement and the Plan shall be administered in a manner consistent with this intent.

18. Counterparts.  This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

19. Data Protection.  By signing below, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data by and among, as applicable, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.  You hereby understand that the Company and its subsidiaries and affiliates hold the following personal information about you: your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).  You hereby understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere (including countries outside of the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than your country.  You hereby understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares acquired upon vesting of the Restricted Stock Units.  You hereby understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You hereby understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  You hereby understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you hereby understand that you may contact your local human resources representative.

[Signatures appear on following page]

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Stock Units are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

EXIDE TECHNOLOGIES

By:     _______________________________
A duly authorized Director or Officer

Address:                13000 Deerfield Parkway
Building 200
Milton, GA 30004

The undersigned hereby accepts the terms of this Award Agreement and the Plan.
_______________________________

Address:

EXIDE TECHNOLOGIES
2009 STOCK INCENTIVE PLAN

Exhibit A

Designation of Beneficiary

In connection with the RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) entered into on _________ __, 2010 between Exide Technologies (the “Company”) and [Participant], an individual residing at [Address] (the “Recipient”), the Recipient hereby designates the person specified below as the beneficiary of the Recipient’s interest in Restricted Stock Units (as defined in the 2009 Stock Incentive Plan of the Company) awarded pursuant to the Award Agreement.  This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:
Address:

Social Security No.:

The Recipient understands that this designation operates to entitle the above-named beneficiary to the rights conferred by the Award Agreement in the event of the Recipient’s death from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:
By: